UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2010

Marshall Edwards, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50484	51-0407811
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or
organization)
140 Wicks Road, North Ryde, NSW, 2113 Australia
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (011) 61 2 8877-6196
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     Marshall Edwards, Inc. (the “Company”), received a notice from The Nasdaq Stock Market (“Nasdaq”) on May 18, 2010, indicating that the Company failed to comply with the minimum stockholders’ equity requirement set forth in Nasdaq Listing Rule 5450(b)(1)(A) for continued listing of its common stock on the Nasdaq Global Market because the Company’s stockholders’ equity as of March 31, 2010 as set forth in their quarterly report on Form 10-Q for the period ended March 31, 2010 of $9.16 million was below the $10 million minimum stockholders’ equity requirement. The notice also stated that the Company would be provided 45 calendar days, or until July 2, 2010, to submit a plan to regain compliance and if the plan is accepted the Company would be granted an extension of 180 calendar days from May 18, 2010 to regain compliance.
     The Company intends to pursue a capital raising transaction within the time provided by Nasdaq rules, if market conditions, permit to further fund development of our two promising product candidates triphendiol and NV-128. In the alternative, the Company intends to apply to transfer the listing of its common stock from the Nasdaq Global Market to the Nasdaq Capital Market. The Company believes it would be in compliance with the minimum stockholders’ equity requirement and all other criteria that would be applicable for continued listing on the Nasdaq Capital Market.
     On May 24, 2010, the Company issued a press release announcing its receipt of the notice from Nasdaq. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Marshall Edwards, Inc. dated May 24, 2010

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSHALL EDWARDS, INC.
By:	/s/ Daniel P. Gold
Daniel P. Gold
Chief Executive Officer and President

Dated: May 24, 2010

Index to Exhibits

Exhibit No.	Description
99.1	Press Release issued by Marshall Edwards, Inc. dated May 24, 2010